Exhibit 99.2

News

For further information contact:

Derek Leckow

Vice President

Investor Relations

(717) 849-7863

DENTSPLY International Inc. Announces Private Placement Agreement for CHF295,500,000 and €289,000,000 in Senior Notes

YORK, PA – December 11, 2015 — DENTSPLY International Inc. (“DENTSPLY”) (NASDAQ: XRAY) announced today that it has entered into an agreement to sell CHF295,500,000 and €289,000,000 aggregate principal amount of senior notes (collectively, the “Private Placement Notes”) in a private placement with institutional investors at a weighted average interest rate of 1.69%.

The Private Placement Notes will be issued on three closing dates.

The first closing occurred on December 11, 2015 and involved the issuance of:

•	CHF25,000,000 aggregate principal amount of 0.86% Series A Senior Notes due December 11, 2025;
•	€30,000,000 aggregate principal amount of 2.05% Series B Senior Notes due December 11, 2025;
•	€67,000,000 aggregate principal amount of 2.05% Series C Senior Notes due December 11, 2025;
•	CHF7,500,000 aggregate principal amount of 1.02% Series D Senior Notes due December 11, 2027; and
•	€15,000,000 aggregate principal amount of 2.24% Series E Senior Notes due December 11, 2027.

The second closing date is expected to occur on February 19, 2016 and will involve the issuance of:

•	€11,000,000 aggregate principal amount of 2.05% Series F Senior Notes due February 19, 2026;
•	€15,000,000 aggregate principal amount of 2.05% Series G Senior Notes due February 19, 2026; and
•	€45,000,000 aggregate principal amount of 2.45% Series H Senior Notes due February 19, 2031.

The third closing date is expected to occur on August 15, 2016 and will involve the issuance of:

•	CHF58,000,000 aggregate principal amount of 1.01% Series I Senior Notes due August 15, 2026;
•	€40,000,000 aggregate principal amount of 2.25% Series J Senior Notes due August 15, 2026;
•	€66,000,000 aggregate principal amount of 2.25% Series K Senior Notes due August 15, 2026;

•	CHF140,000,000 aggregate principal amount of 1.17% Series L Senior Notes due August 15, 2028; and
•	CHF65,000,000 aggregate principal amount of 1.33% Series M Senior Notes due August 15, 2031.

The Private Placement Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. DENTSPLY is offering the Private Placement Notes in reliance on exemptions from the registration requirements of the Securities Act and other applicable laws. This press release is neither an offer to sell or a solicitation of an offer to buy the Private Placement Notes, nor shall there be any sale of the Private Placement Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

DENTSPLY also announced today the consummation of its previously announced offer to purchase for cash up to US$153,876,000 aggregate principal amount of its outstanding 4.125% Notes due 2021 (CUSIP 249030AC1 / ISIN US249030AC11) (the “4.125% Notes”). The tender offer was made pursuant to the offer to purchase, dated October 29, 2015, and the related letter of transmittal, which set forth in more detail the terms and conditions of the tender offer. The increase in the maximum tender cap was previously announced by separate release earlier today.

Holders of 4.125% Notes that were validly tendered on or prior to 5:00 p.m., New York City time, on November 12, 2015 (such date and time, the “Early Tender Date”) and accepted for purchase received the total consideration of US$1,052.02 per US$1,000 principal amount of tendered 4.125% Notes accepted for purchase, which is equal to the price that equates to a yield to maturity equal to the fixed spread of 140 basis points over the Reference Yield of 1.677%, based on the bid-side price, of the 1.375% U.S. Treasury Note due September 30, 2020, at 2:00 p.m., New York City time, on November 13, 2015. The total consideration includes an early tender premium of US$30 per $1,000 principal amount of tendered 4.125% Notes accepted for purchase. Information regarding the Reference Treasury Security may be found on Bloomberg Reference Page FIT1. Holders of 4.125% Notes that were validly tendered after the Early Tender Date and accepted for purchase received the tender offer consideration of US$1,022.02 per US$1,000 principal amount of tendered 4.125% Notes, which is equal to the total consideration minus the early tender premium. Holders also received accrued and unpaid interest on the 4.125% Notes repurchased.

DENTSPLY retained Citigroup Global Markets Inc. to serve as the sole dealer manager for the tender offer. Global Bondholder Services Corporation was retained to serve as the depositary and information agent with respect to the tender offer.

Additional Information

DENTSPLY International Inc. is a leading manufacturer and distributor of dental and other consumable medical device products. DENTSPLY believes it is the world’s largest manufacturer of consumable dental products for the professional dental market. For over 115 years, DENTSPLY’s commitment to innovation and professional collaboration has enhanced its portfolio of branded consumables and small equipment. Headquartered in the United States, DENTSPLY has global operations with sales in more than 120 countries.

Certain statements in this release, including without limitation the anticipated second and third closings for the offering of Private Placement Notes, contain information that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the use of terms such as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “assumes” and similar expressions identify forward-looking statements. All statements that address operating performance, events or developments that DENTSPLY expects or anticipates will occur in the future are forward-looking statements. Forward-looking statements are based on management’s current expectations and beliefs, and are inherently susceptible to uncertainty, risks and changes in circumstances that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in Part I, Item 1A (“Risk Factors”) of our Annual Report on Form 10-K for the year ended December 31, 2014, as supplemented by our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

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